EXHIBIT 99.8 - PRESS RELEASE ISSUED NOVEMBER 7, 1997

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

             EST ANNOUNCES 3rd QUARTER 1997 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 7, 1997 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 1997.

EST reported sales for the third quarter of 1997, in the amount of $366,869 compared to $259,919 for the same quarter in 1996. Net income was $70,995, or $0.01 per share, compared with net income of $20,395, or $0.004 per share, for the third quarter of 1996. For the nine month period, EST reported net income of $93,691 or $0.02 per share on sales of $913,763 compared with net income of $138,557 or $0.03 per share on sales of $905,680 for the same period in 1996.

                 Selected Statement of Operations Information
                                   (Unaudited)
                           Three Months Ended           Nine Months Ended
                          Sept 30        Sept 30       Sept 30     Sept 30
                            1997           1996         1997         1996
                         ---------     ----------    ----------  ----------
Sales                   $  366,869     $  259,919    $  913,763  $  905,680
Net income before tax      107,567         30,902       141,956     211,750
Net Income                  70,995         20,395        93,691     138,557
Weighted average common
     shares outstanding  5,480,843      5,475,339     5,480,843   5,475,339
Earnings per Share      $     0.01          0.004    $     0.02        0.03

                    Selected Balance Sheet Information
                               (Unaudited)

                                                Sept 30     December 31
                                                   1997            1996
                                              ----------    -----------
Cash and cash equivalents                     $1,435,762     $1,413,182
Total current assets                           1,960,042      1,892,302
Property & equipment (net)                       134,021        141,210
Total assets                                   2,102,117      2,042,709
Total current liabilities                         46,029         30,775
Long-term debt                                         0              0
Stockholders' equity                           2,056,088      2,011,934

                                     www.esteem.com

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.